Exhibit 10.61
OEM AGREEMENT
This Agreement is made between BOULE Diagnostics International AB, having registration number 556535-0252 (hereafter called the “Company”) with principal offices at Västberga Allé 32, Box 42056, 126 13 STOCKHOLM, Sweden, of the one part and CHOLESTECH Corporation, with principal offices at 3347 Investment Boulevard, HAYWARD, California 94545 USA (hereafter called the ”OEM”) of the other part, and takes effect as of November 14, 2005 (the “Effective Date”).
1. Definitions and interpretation
In this Agreement:
1.1	The “Market Segment” shall mean all human applications.

1.2	The “Products” shall mean hematology products of Company for human application, including without limitation, the [***] System, the products listed in Appendix 1, and all improvements, modifications and versions of these products, including Cassettes with new test parameters that could be run on the [***] System as well as other hematology products of Company intended for CLIA Waiver which would be considered as replacements for the [***] System. Products shall further include any other products that are from time to time agreed upon in writing between the parties hereto.

1.3	The “Territory” shall mean: The United States and Canada, including their territories and possessions.

1.4	The “[***] System” shall mean a system comprising instruments and Cassettes developed or to be developed under this Agreement, including all derivatives and versions of such system.

1.5	“Cassettes” shall mean the consumable plastic cartridges included within, specially designed for, and required for running, the Products.

1.6	“Specifications” shall mean the specifications and labelling for the [***] System, set forth in Appendix 2 (attached and incorporated into this Agreement).

1.7	“Acceptance Tests” shall mean the tests set forth in Appendix 3 for determining whether the [***] System developed under this Agreement conforms to the Specifications, functions without error, and yields predicted and accurate results.

1.8	“CLIA Waiver” means waiver by the United States Food and Drug Administration, or any successor agency thereof (the “FDA”), to the requirements of the Clinical Lab Improvement Amendments of 1988.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

1.9	“Marks” shall mean all proprietary indicia, trademarks, trade names, symbols, logos or brand names adopted by a party from time to time to identify such party and its products and services.

1.10	“Change of Control” shall mean, with respect to a party, a transaction or series of related transactions that would directly or indirectly: (a) result in or have the effect of a single third party (including its affiliates) obtaining legal or beneficial ownership of more than fifty percent (50%) of the voting shares (or other voting interests) of the party (even if the party is the surviving entity, such as in the case of a reverse-triangular merger); or (b) resulting in the sale, transfer, assignment, mortgage foreclosure or other disposition of all or substantially all of the party’s business or assets, including in the case of the Company, the business or assets related to the Products.

1.11	[***]
1.12	What is stated in this Agreement regarding the Company shall, unless the context clearly requires otherwise, also apply with respect to wholly owned subsidiaries of the Company which manage and/or own business, property or assets related to the Products. Notwithstanding the foregoing, the Company shall maintain full responsibility under this Agreement.

1.13	The Agreement consists of this document and the following appendices.
(a)	List of Products and Transfer Prices, Appendix 1;
(b)	Specifications, Appendix 2;
(c)	Acceptance Tests, Appendix 3;
(d)	Service training, Appendix 4;
(e)	Commercial Conditions, Appendix 5;
(f)	Authorization Letters (including sub-attachment), Appendix 6;
(g)	Company RMA Procedures, Appendix 7;
(h)	Customer Technical Support Obligation, Appendix 8; and
(i)	List of countries, Appendix 9.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

In case of any inconsistency between this document and the appendices, this document shall prevail. In case of any inconsistency between the appendices, the appendices shall prevail in the order specified above.
2.	Appointment

2.1	The Company hereby appoints the OEM, and the OEM hereby accepts appointment as, the exclusive (even as to Company) distributor, including a right for the OEM to appoint sub-distributors, of the Products in the Territory and in the defined Market Segment, subject to the terms and conditions stated in this Agreement. Without limiting OEM’s exclusivity under this paragraph 2.1, Company shall not sell Products to customers in the Territory or otherwise distribute Products in the Territory for use in the Market Segment, and shall not sell Products to third parties that Company has reason to believe will use, sell or distribute such Products in the Territory for use in the Market Segment, such rights being exclusive to OEM.

2.2	In consideration of the exclusive OEM relationship granted in this Agreement, the OEM shall pay to the Company two million dollars ($2,000,000 USD) upon this Agreement’s Effective Date (the “Down Payment”). The Down Payment is solely due to a contribution to developments made of the [***] System. No obligation to repay the Down Payment exists. The Company shall provide to OEM within thirty (30) days of the end of each calendar quarter, a report that provides reasonable detail regarding the Company’s progress of the development of the [***] System during such calendar quarter. In addition, the Company and OEM shall hold meetings (in person or telephonically) at least once per quarter at times mutually acceptable to the Company and OEM to discuss the status of the development of the [***] System.

2.3	To continue this Agreement on an exclusive basis the OEM shall pay to the Company, in addition to the other payments required to be paid by the OEM, the following amounts:
	a)	If the [***] System meets the Specifications and the FDA grants 510K clearance of the [***] System on or before (the “Required 510K Date”), five hundred thousand dollars ($500,000 USD).

	b)	One million dollars ($1,000,000 USD) upon receipt of CLIA Waiver for the [***] System.

2.4	[***].

3.	Development of [***] System and Specifications

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

3.1	Company shall develop the [***] System in accordance with the Specifications. Upon completion of the development of the [***] System, Company and OEM shall promptly conduct the Acceptance Tests to determine whether the [***] System conforms to the Specifications. If the [***] System does not conform to the Specifications (any such nonconformance will be referred to as a “Deficiency”), Company shall correct the Deficiency as promptly as possible so that the [***] System conforms to the Specifications and is able to successfully perform in accordance with the Acceptance Tests.

3.2	Company shall report the results of all Acceptance Tests performed by Company under paragraph 3.1. Company shall keep and maintain accurate records of its activities in the performance of the Acceptance Tests and will make such records available to OEM upon request.

3.3	Company’s development, testing and qualification of the [***] System shall be completed as soon as practicable after the Effective Date, and in any event Company shall use commercially reasonable efforts to develop and establish that the [***] System meets and successfully performs in accordance with the Specifications and the 510K clearance is received from the FDA by the Required 510K Date.

3.4	Engineering Change Requests. From time to time during or after the development of the [***] System, OEM may submit an engineering change request (“ECR”) requesting one or more Engineering Changes to the [***] System. Company shall respond in writing to any such ECR within twenty (20) days after receipt of the ECR. If Company initiates an Engineering Change pursuant to an ECR from OEM, Company shall notify OEM of the Engineering Change, which notification shall include, at a minimum: (i) the proposed change; (ii) any resulting change in price for the [***] System (provided that any increases in price shall not exceed the increase in Company’s actual manufacturing costs) or proposed non-recurring engineering charges (provided that any such charges shall not exceed the man-hours of the personnel directly assigned to perform the engineering changes, multiplied by the applicable standard labor rates of such personnel); and (iii) the amount of time required to implement such a change. If the proposed Engineering Change is not acceptable, OEM will notify Company of its rationale to support the objections within thirty (30) days and Company shall respond to such notification in writing within ten (10) days after receipt of such notification. Company will not initiate an Engineering Change without the prior written consent of OEM.

4.	Relationship of the parties

4.1	The relationship between the parties under this Agreement is that of independent contractors of which the Company is the seller and the OEM is the purchaser of the Products.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

4.2	Neither party has any right or authority to enter into any contracts in the name of or for the account of the other party, nor to assume or create any obligation of liability of any kind, express or implied, on behalf of the other party.

4.3	The OEM shall purchase from Company all Cassettes for the [***] System instruments supplied hereunder, unless otherwise agreed in writing, except as provided in paragraph 8.4 or paragraph 17.6 (where an effective remedy is not available to OEM under paragraph 8.4).

4.4	The parties shall have the right to perform its rights and obligations under this Agreement through a wholly owned subsidiary (with respect to the Company through Clinical Diagnostic Solutions Inc., Boule Medical AB, or any other new subsidiary that manage and/or owns the business, property or assets related to the Products). Each party shall be responsible for the performance of its subsidiary in the same way as if the performance had been executed by the party itself.

5.	Training and service

5.1	The Company will provide periodic training on warranty, repair and service techniques as well as procedures and service manuals to the OEM or other representatives who the parties have agreed shall be responsible for maintaining [***] Systems in the Territory. Such service training shall be performed in accordance with Appendix 4.

5.2	The Company shall maintain an inventory of replacement parts and Products as needed to adequately service the Products supplied hereunder.

6.	CLIA Waiver

6.1	Pre-CLIA Waiver. Beginning on the first day of the first calendar quarter following the date of the third anniversary of the receipt of the 510K clearance from the FDA, and continuing for each consecutive 12-month period thereafter until the granting of the CLIA Waiver (each such 12-month period a “Pre-CLIA Minimum Quota Year”), OEM undertakes to purchase from the Company the following minimum quantities of Cassettes:

Pre-CLIA Minimum Quota Year	Minimum Quantity
Year 1	[***]
Year 2	[***]
Year 3	[***]
Year 4	[***]
Year 5	[***]
Year 6	[***]
Year 7	[***]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

If any one of the minimum quantities is not achieved for one Pre-CLIA Minimum Quota Year, the Company, at its option, may, as its sole remedy and OEM’s sole liability, terminate OEM’s exclusivity pursuant to paragraph 2.1 above, such that the distribution rights granted under paragraph 2.1 shall thereafter be considered non-exclusive.
6.2	Post-CLIA Waiver. Beginning on the first day of the first calendar quarter following the granting of the CLIA Waiver, and continuing for each consecutive 12-month period thereafter during the term (each such 12-month period a “Post-CLIA Minimum Quota Year”), OEM undertakes to purchase from the Company the following minimum quantities of Cassettes:

Post-CLIA Minimum Quota Year	Minimum Quantity
Year 1	[***]
Year 2	[***]
Year 3	[***]
Year 4	[***]
Year 5	[***]
Year 6	[***]
Year 7	[***]
If any one of the minimum quantities is not achieved for one Post-CLIA Minimum Quota Year, the Company, at its option, may, as its sole remedy and OEM’s sole liability, terminate OEM’s exclusivity pursuant to paragraph 2.1 above, such that the distribution rights granted under paragraph 2.1 shall thereafter be considered non-exclusive.
6.3	Notwithstanding such non-exclusive nature of this Agreement the OEM shall be entitled to be the sole distributor in the Territory of Cassettes for any Company instruments sold by the OEM in the Territory, which Cassettes shall be specially encoded for and work only with such instruments distributed by OEM under this Agreement.

6.4	Within thirty (30) days of the end of each Pre-CLIA Minimum Quota Year or Post-CLIA Minimum Quota Year, as the case may be, the Company shall exercise its right that may occur to change the exclusive nature of this Agreement by giving the OEM a written notice of such change. If Company fails to exercise any such right within such thirty (30) day period, Company shall be considered to have waived the right.

6.5	For purposes of determining whether OEM has complied with the minimum quantity requirements in this Article 6 for a Pre-CLIA Minimum Quota Year or Post-CLIA Minimum Quota Year, as the case may be: (i) OEM shall be considered to have purchased a quantity of Products when such Product is due for delivery in accordance with a relevant firm purchase order issued in accordance with the provisions of this

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Agreement, irrespective of if or when such actual delivery takes place, (ii) in the event that the Company refuses (due to the percentage limitations set forth in Appendix 5) to accept a relevant firm purchase order, OEM shall be considered to have purchased the quantity of Products set forth in such purchase order when such purchase order is issued in accordance with the provisions of this Agreement, and (iii) Products that OEM manufactures or has manufactured under paragraphs 8.4 or 17.6 shall count toward the minimum quantity requirements. Further, the minimum quantity requirements shall be suspended during any period in which (a) Company fails or is unable to manufacture and sell Products to OEM for any reason, or (b) applicable government law or regulation, or intellectual property or other third-party rights, limit or prohibit the sale of Products in the Territory.
7.	Customers outside the Territory

7.1	The OEM shall refrain from active marketing and/or active selling of the Products directly to customers outside the Territory or otherwise distribute Products outside the Territory, and shall not sell Products to third parties that OEM has reason to believe will use, sell or distribute such Products outside the Territory.

7.2	The OEM shall without delay forward all enquiries and orders from customers outside the Territory to the Company, and the Company shall without delay forward all enquiries and orders from customers inside the Territory to OEM.

8.	Orders

8.1	All sales from the Company to the OEM shall be based on the Company’s Commercial Conditions according to Appendix 5.

8.2	To obtain Products from the Company, OEM shall place orders in writing addressed to the Company at the address mentioned above or at such address as may specifically be notified by the Company and the Company shall, subject to paragraph 8.3 hereof, supply the Products to the OEM in accordance with such orders.

8.3	Orders from the OEM for the Products placed in accordance with the foregoing shall be final and binding only when accepted in writing by the Company. If OEM, within ten (10) days after placing an order with Company, does not receive written notice from Company rejecting the order, the order shall be considered accepted by Company. The Company reserves the right to reject any order, but only if: (i) such order is not in compliance with the Commercial Conditions outlined in Appendix 5; or (ii) the OEM is in material default under this Agreement.

8.4	To ensure a continued supply of Products, OEM may purchase Products directly from the Company’s vendors if a Triggering Event occurs. For such purposes, Company and Company’s material suppliers and contract manufacturers (the “Contract Vendors”) have

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

executed the letter agreements attached and incorporated into this Agreement as Appendix 6 (“Letter Agreements”), and Company has provided OEM with pre-signed originals of the authorization letters incorporated therein (“Authorization Letters”). OEM agrees not to purchase Products directly from the Contract Vendors under the Authorization Letters unless a Triggering Event has occurred. OEM further agrees that in the event that such Triggering Event is a Material Supply Disruption, OEM will cease purchasing Products directly from such Contract Vendors at such time that the Company has remedied such Material Supply Disruption to the reasonable satisfaction of OEM. The provisions of this Agreement shall continue to apply to subsequent or different Triggering Events which have occurred or may occur during the term of this Agreement. If at any time during the term of this Agreement, Company uses or establishes any additional Contract Vendors other than those that have executed the Letter Agreements as of the Effective Date (by means of example and without limiting the foregoing, if Company has fully qualified a second-source manufacturer), Company shall enter into Letter Agreements with such additional or alternative Contract Vendors on substantially the same terms as those set forth on Appendix 6, and shall provide OEM with a pre-signed original Authorization Letter for each.
9.	Prices

9.1	The price to Company for the Products supplied hereunder shall initially be as set forth in Appendix 1 (the “Transfer Prices”). The Transfer Prices shall not change for Products ordered by OEM during the term of this Agreement, except as provided in paragraphs 3.4, 9.2 and 9.3.

9.2	It is anticipated that the granting of the CLIA Waiver will result in increased distribution and demand for the [***] System in the Territory under this Agreement. In view of such change, as soon as practicable following the granting of the CLIA Waiver, the parties shall meet and discuss an adjustment in the Transfer Prices for the [***] System instrument and Cassettes as necessary to provide equitable returns to both parties on sales of the [***] System, while maximizing the total gross profits realized by the parties, based on OEM’s market research with respect to the sales volumes it expects to be able to achieve at various price points, and the manufacturing costs Company expects to incur at various volume points. Should the parties not be able to reach an agreement during such discussion then the Initial Transfer Price for the Products will remain as set forth in Appendix 1.

9.3	At least 30 days before the commencement of each Pre-CLIA Minimum Quota Year or Post-CLIA Minimum Quota Year, as the case may be, following the earlier of the first Pre-CLIA Minimum Quota Year or Post-CLIA Minimum Quota Year, the parties hereto shall review the results of the sales and the profitability of the Products and adjust Transfer Prices as necessary to provide equitable returns to both parties on sales of the [***] System, while maximizing the total gross profits realized by the parties, based on OEM’s market research with respect to the sales volumes it expects to be able to achieve

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

at various price points, and the manufacturing costs Company expects to incur at various volume points. Should the parties not be able to reach an agreement during such annual review process then the Transfer Price for the Product will remain at the prior year’s level. If Company and OEM agree to any changes to transfer prices other than associated with the annual review process, for example to accomplish a specific marketing objective, such changes will be separately documented and shall not be considered as a change in Transfer Price for purposes of the annual review process.
9.4	OEM shall provide information regarding its average selling price for the [***] System, and Company regarding its direct labor and out-of-pocket third-party materials costs, as reasonably necessary to determine the gross profits realized by each on sales of the [***] System under this Agreement, and the appropriate Transfer Prices for the [***] System under paragraphs 9.2 and 9.3.

9.5	Notwithstanding any other provision of this Agreement, and provided the OEM is an exclusive distributor pursuant to paragraph 2.1, the Transfer Prices for Products purchased by the OEM [***]. Any payments due to the OEM under this paragraph 9.5 will be made within 30 days of the end of any calendar quarter in which sales are made that would cause the Company to make such payments. Nothing in this paragraph 9.5 is intended or shall be construed to limit OEM’s exclusivity under paragraph 2.1.

9.6	For clarity, OEM, in its sole discretion, shall determine the prices at which it resells Products purchased from Company hereunder.

9.7	[***].

9.8	Each party agrees to keep open for inspection by the other party all accounting records containing all particulars that may be necessary for the purpose, (i) as regards the Company, of verifying manufacturing costs of the Products pursuant to Appendix 1 and fees payable pursuant to paragraph 9.5, and, (ii) as regards the OEM, of verifying the OEM’s average distributor price of the Products pursuant to Appendix 1 and license fee pursuant to paragraph 9.7. The fees and expenses of a party performing an examination pursuant to this paragraph 9.8 shall be borne by such party; provided however, that if any audit shall show that a party underpaid amounts due to the other party and such deviation is more than ten (10) percent of the correct amount, than the defaulting party shall immediately reimburse the other party for costs and expenses for audit in addition to paying the other party the deficiency of amounts due.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Each party further agrees that such inspection and audit (i) shall be performed by an internationally recognized independent public accounting firm chosen by the party initiating such inspection and audit, (ii) may be performed no more than once each calendar year for each party and (iii) must be conducted at a reasonable time during regular business hours with advance notice of such inspection and audit given to the other party thirty (30) days prior to the start of each such inspection and audit.
10.	Terms of sale and delivery

10.1	The Company’s invoices shall specify half of the invoice value in US dollars and half in Swedish kronor. The Swedish kronor portion of Company’s invoice shall be calculated by converting the US dollar prices specified in this Agreement into Swedish kronor using the exchange rate on the date of the first shipment of the Products to the OEM under this Agreement. In determining the exchange rate, the spot exchange rate quoted for current transactions in the Wall Street Journal shall apply.

10.2	Unless otherwise agreed, the Products will be sold and delivered FCA Sweden (as such term is defined in Incoterms, ed. 2000). Title to the Products as well as risk of loss of or damage to the Products shall pass to the OEM upon such delivery thereof.

10.3	Payment for the Products shall be made according to Appendix 5.

11.	Warranties

11.1	Company represents and warrants that it has all necessary rights to enter into and to act in accordance with this Agreement, including but not limited to, the appointment of OEM as distributor according to paragraph 2.1.

11.2	Company represents and warrants that the Products shall strictly comply with the Specifications and shall contain no defects in material or workmanship.

11.3	The Company’s warranty obligation for the instruments is limited to repairing or replacing without charge any Product which fails to conform to the foregoing warranty, provided that if Company fails to repair or replace any such Product within thirty (30) days following its return to Company, OEM shall be entitled, at its option and in lieu of repair or replacement, to a refund of the amounts originally paid by OEM for the Product. The warranty stated herein shall be limited to a period of eighteen (18) months from the date of shipment from the Company. Any defective Products shall be returned at the Company’s expense to the Company, and any replacement part under this warranty shall be forwarded to the OEM at the Company’s expense. Replacement Products will be considered warranted as new.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

The Company shall provide the OEM with a pool of [***] System instruments to be used as replacements for instruments being repaired under warranty. The size of this pool shall be as reasonably required by OEM to cover anticipated replacement demand.
For instruments out of warranty in need of repair, the OEM shall pay the Company for actual repair costs incurred at Company’s request, billed at Company’s standard fees for out-of-warranty repair, including transportation costs and a handling fee.
If the Company materially fails to provide the warranty obligations as set forth in this paragraph, the OEM shall be entitled to perform the warranty repair by itself and shall be reimbursed by the Company for such repair performed.
In the event a Triggering Event occurs, the OEM shall be able to obtain the foregoing warranty from a Contract Vendor as set forth in paragraph 8.4 or to provide warranty repair by itself.
11.4	Written authorisation is required from the Company before any return of Products is executed, provided that Company shall provide such authorization where OEM complies with Company’s return-material authorization procedures, a copy of which is attached and incorporated into this Agreement as Appendix 7.

11.5	The Company’s warranty obligations shall not apply to defects which have resulted from (i) use not in accordance with the Company’s instructions or manuals, (ii) repair or modification not in accordance with service instructions issued by the Company, by a party other than Company (or its authorized service providers), or (iii) abuse or neglect.

11.6	The Parties hereto anticipate that normal, on-site, preventative-maintenance service requirements for the [***] System instrument will be not more than [***] per year, which service the OEM shall perform at OEM’s own cost. Should the service requirement exceed [***] on-site visit per year (other than for reasons set forth in paragraph 11.5), then the Company will be responsible for reasonable costs for such additional service requirements and shall be entitled to any revenues associated with such additional service requirements.
In the event a Triggering Event occurs, the OEM shall be able to obtain additional service, as described in the paragraph above, from a Contract Vendor as set forth in paragraph 8.4 (if applicable) or to provide such service by itself as set forth in paragraph 17.6, as the case may be.
11.7	The liability of the Company in respect of defective Products under the foregoing warranty is limited to repair, replacement and the other remedies set forth in paragraph 11.3 or, subject to paragraph 11.3, refund of the amounts originally paid by OEM for the Product, and the direct damages of OEM, including any resultant recall expenses OEM incurs, after the OEM has taken reasonable efforts to mitigate such damages.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

11.8	The Company disclaims all warranties, expressed or implied, including without limitation warranties of merchantability and fitness, other than the express warranties stated or referred to in this Agreement.

12.	Indemnification, litigation and insurance

12.1	The Company shall not be liable to the OEM for, and the OEM agrees that it will indemnify and hold the Company harmless from and against, any and all damages, losses, costs or expenses (including reasonable attorney’s fees) arising out of any and all claims, suits, actions or proceedings brought by any third party against the Company on account of injury or damage to person or property arising out of the sale or distribution of the Products, where any such injury or damage is caused by an act or omission on the part of the OEM.

12.2	The OEM shall not be liable to the Company for, and the Company agrees that it will indemnify and hold the OEM harmless from and against, any and all damages, losses, costs or expenses (including reasonable attorney’s fees) arising out of any and all claims, suits, actions or proceedings brought by any third party against the OEM on account of: (i) injury or damage to person or property, where any such injury or damage is caused by an act or omission on the part of the Company, or (ii) infringement or misappropriation by the Products, or the manufacture or the use thereof, of any patent, copyright, trade secret or other intellectual property rights, excluding infringement or misappropriation resulting from technical solutions and physical design (as opposed to Product features) specifically provided and required by OEM to meet the Specifications. The OEM shall not (i) discontinue or settle any proceedings of whatever nature based on infringement or misappropriation to which the Company may be liable without obtaining the concurrence of the Company, or (ii) giving the Company a timely opportunity to continue such proceedings in its own name and under its sole control; provided that the Company shall fully indemnify the OEM with adequate financial assurance as to the outcome of such proceedings.

12.3	If either party discovers a potential defect in the Products, that party shall notify the other and the parties shall cooperate with each other to ascertain the nature of defect and the necessity for the suspension of sales of Products.

12.4	The Company shall during the term of this Agreement and for six (6) years thereafter, maintain appropriate product liability insurance with policy limits and coverage reasonable adequate to cover the risks associated with its manufacture and sale of the Products, which policies shall include OEM as an additional insured.

12.5	The OEM shall during the term of this Agreement and for six (6) years thereafter, maintain appropriate insurance with policy limits and coverage reasonable adequate to cover the risks associated with its sale and service of the Products.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

13.	Marketing and promotion

13.1	The OEM agrees to maintain demo-units of the Products, which is adequate to allow for customer demonstrations at all times.

13.2	The OEM shall not make any alterations in the construction or design of any Product, without prior written consent of the Company, except as provided in paragraph 3.4.

13.3	The OEM shall pay all costs and expenses incurred by it in soliciting orders and pay any taxes, contributions or other charges that may be levied or imposed on it by reason of carrying on its business as an OEM.

13.4	Each party shall keep the other informed on a regular basis as to any changes or modifications in applicable regulatory requirements of which it becomes aware pertaining to the Products in the Territory.

13.5	Provided Company provides OEM with instruction manuals for the Products and Product labelling, the OEM shall be responsible for translation of such material, which shall (i) comply with all regulatory requirements applicable in the Territory and (ii) be in an easily understandable format for end-users, it being acknowledged that the format of the original manuals provided by Company shall be considered “easily understandable.” OEM shall provide copies of its translation of the instruction manual and Product labelling to Company, and shall correct any errors identified by Company as promptly as reasonably practicable.

13.6	The OEM will reasonably assist the Company in the Registration process for obtaining Required Approvals/Waivers (as defined in paragraph 14.3), at Company’s expense.

13.7	During the term of the OEM’s exclusivity pursuant to paragraph 2.1, the OEM agrees not to represent in any part of the Territory any person, firm, partnership or corporation manufacturing or selling products, which are competitive or similar to any of the Products covered by this Agreement, without the Company’s prior written consent.

14.	Obligations of the Company

14.1	The Company will provide technical assistance and support to the OEM as set forth in Appendix 8. Travelling and living expenses for the OEM’s personnel shall be borne by the OEM. Travelling and living expenses for the Company’s personnel shall be borne by the Company.

14.2	The Company shall, as reasonably necessary, provide the OEM with brochures, catalogues and other basic sales information concerning the Products. Such materials will be in the English language.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

14.3	The Company will be responsible for obtaining all FDA, CE, UL and other regulatory approvals and waivers (including the CLIA Waiver), required for the OEM to market and sell the Products in the Territory in the Market Segment, including for such use by physician offices (“Required Approvals/Waivers”), subject to the provisions below:
a)	Regulatory Submission — The Company will be responsible for preparing and filing the submissions required in the Territory. The Company will provide at no cost all Products required for obtaining all Required Approvals/Waivers. The Company will be responsible for all of the costs for obtaining all Required Approvals/Waivers, provided any direct out-of-pocket third-party costs in excess of $ 60,000 for Required Approvals/Waivers will be shared equally by the Parties.

b)	The Company will own the registration and will be responsible for the annual reports. The Company will be the Manufacturer of Record, except where OEM has Products manufactured under paragraph 8.4 or manufactures Products under paragraph 17.6 (where an effective remedy is not available to OEM under paragraph 8.4).

c)	Regulatory Compliance — Company will be, and is responsible to ensure that all Products are, in full compliance with all applicable regulations in the Territory, including FDA QSR 21 CFR Part 820 and ISO 13485:2003.

d)	Product Development — The Company will ensure compliance with all applicable required design control regulations.

e)	Process Validation — The Company will be responsible for developing manufacturing processes and quality control test methods and validation procedures to ensure compliance with all applicable regulations.

f)	Manufacturing — The Company shall manufacture, test, label, package, and store products in compliance with the cGMPs.

g)	Complaint Handling — The Parties will jointly draft a written complaint handling protocol with all applicable regulations.

h)	Non-Conformance/CAPA — The Company will be responsible for investigating and documenting any non-conformance to any process, material or product. The Company shall obtain written approval from the OEM on all non-conformances and share the results of the failure investigation. The Company will provide technical support as needed to resolve product performance issues arising from product complaints and internal non-conformances.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

i)	Change Control — The parties must agree in writing to any significant changes in processes, testing, and materials prior to implementation, in cases where such will affect the Product Specifications.
14.4	Company shall ensure that the Products supplied under this Agreement contain the Marks, serial-number format, and packaging specified by OEM and conforming to OEM specifications for external appearance (which will not require any material change in form or dimensions of the Products or require commercially unreasonable actions). Company shall not sell, transfer, distribute or otherwise convey any part, component, product or service bearing or incorporating Marks of OEM, part numbers or other identifiers, including any OEM packaging, copyrights, or code, to any party other than to OEM or, at OEM’s request, OEM’s customers.

15.	Information

15.1	The OEM and the Company shall meet twice a year or as otherwise agreed and at a place to be agreed to discuss joint activities, marketing efforts, third-party competition and the activities on the market. Each party shall carry their own costs for these meetings.

15.2	In addition hereto, the OEM and the Company shall continuously inform the other party about any changes occurring within the Territory likely to have significant impact on the market situation for the Products as well as any significant changes in the parties financial situation, ownership and management.

16.	Intellectual property rights

16.1	The OEM may market and sell the Products using its own trade mark.

16.2	Except as provided in paragraph 12.2, the Company assumes no liability, whether expressed or implied, for the Products infringement upon present or future patents or other industrial property rights in the Territory of any third party.

16.3	The OEM shall without delay inform the Company of any infringement or suspected infringement in the Territory of the Company’s patents or other industrial property rights. The OEM shall reasonably assist the Company in the Company’s efforts to defend such industrial property rights, at Company’s expense.

17.	Proprietary rights

17.1	Each party acknowledges and agrees that, subject to the licenses granted to OEM under this Agreement, all proprietary rights owned by a party prior to the Effective Date or developed by a party following the Effective Date are and shall remain at all times the exclusive property of that party or its assignees following the Effective Date, regardless of

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

whether such proprietary rights were created or acquired in connection with this Agreement, and may not be used by the other party except pursuant to this Agreement.
17.2	[***]

17.3	[***]

17.4	[***]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

17.5	OEM shall be responsible for all service fees charged by the Escrow Agent.

17.6	[***]

17.7	[***]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

18.	Secrecy

18.1	Neither party shall reveal the Confidential Information of the other party nor use such Confidential Information otherwise than for the purposes of this Agreement. Each party shall take reasonable precautions to prevent an unauthorised disclosure or use of such Confidential Information by its employees, subagents or other intermediaries.

18.2	For purposes of this Article 18, “Confidential Information” means any proprietary or confidential business or technical information disclosed by one party to the other in connection with this Agreement that is designated in writing by the disclosing party to be “confidential” or “proprietary”, or if given orally, is confirmed promptly in writing as having been disclosed as “confidential” or “proprietary”. Confidential Information does not include information, technical data, trade secrets or know-how which: (i) was in the public domain at the time it was disclosed or falls within the public domain, except through fault of the receiving party; or (ii) was known to the party receiving it at the time of disclosure which knowledge the receiving party shall have the burden of establishing by clear and convincing evidence; or (iii) was disclosed after written approval of the disclosing party; or (iv) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party provided that such source was not known by the receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information; or (v) was independently developed by the receiving party without the benefit of data received from the disclosing party, which independent development the receiving party shall have the burden of establishing by clear and convincing evidence.

18.3	If either party or its respective directors, officers, employees, consultants or agents are requested or required by legal process to disclose any of the Confidential Information of the other party, the party required to make such disclosure shall give prompt notice so that the other party may seek a protective order or other appropriate relief. In the event that such protective order is not obtained, the party required to make such disclosure shall disclose only that portion of the Confidential Information which its counsel advises that it is legally required to disclose.

18.4	Except as required by law, neither party may not make any official press release, industry disclosure, or announcement, or engage in other formal publicity (each, an “Announcement”) relating to this Agreement without first obtaining the prior written consent of the other party.

18.5	Subject to paragraph 18.4, each party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other’s Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any manner without the prior written consent of the other party; provided, however, that each party may disclose the terms and conditions of this

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the parties; (iv) in connection with the requirements of a public offering or securities filing; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; and (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.
18.6	The obligations set forth in Article 18 shall survive the termination of this Agreement for a period of five years.

19.	Assignments

19.1	Neither party may wholly or partly assign or pledge its rights and obligations under this Agreement to any third party except with the prior written consent of the other party; provided that a party may assign, and shall be considered to have assigned, this Agreement without the other party’s consent in connection with any Change of Control.

19.2	Subject to the restriction against assignment pursuant to 19.1, this Agreement shall bind and inure to the benefit of the successors and assigns of each of the parties.

20.	Termination

20.1	This Agreement enters into force on the Effective Date and shall continue (i) for a period of seven (7) years from the granting of a CLIA Waiver, or (ii) if no CLIA Waiver is granted, until the date of the tenth anniversary of the receipt of the 510K clearance from the FDA. At the end of the original term of this Agreement, this Agreement is automatically renewed for subsequent terms of one (1) year unless either party gives written notice of non-renewal not less than six (6) months prior to the end of such term.

20.2	In the event of any material breach of any obligation under this Agreement by either party hereto, the party not in breach may give the party in breach notice of such breach and the intention of the party not in breach to terminate this Agreement thirty (30) days from the date of notice if the breach is not remedied to the reasonable satisfaction of the party not in breach prior to that date. If, at the conclusion of the thirty (30) day period, the breach has not been remedied to satisfaction of the party not in breach as evidenced in writing by the party not in breach, this Agreement shall terminate immediately and without further notice.

20.3	OEM may also terminate this Agreement for any or no reason upon six (6) months prior written notice to Company.

20.4	Either party may terminate this Agreement if any proceeding in bankruptcy is voluntarily filed (with respect to the OEM, according to Chapter 7 in the U.S. Bankruptcy Code) by the other party or involuntarily filed against other party, which bankruptcy or proceeding is not cured or dismissed within 120 days.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

21.	Effect of termination

21.1	The termination of this Agreement shall not affect any payment or other obligations incurred by a party prior to the date of termination.

21.2	Upon termination of this Agreement, neither party shall be liable to the other for compensation of any kind solely as a result of such termination, including, but not limited to damages, whether direct, indirect or consequential and loss of anticipated profits or compensation for investments or commitments made in property or staff in connection with the activities anticipated under this Agreement or for loss of goodwill.

21.3	[***]

21.4	The following Articles and paragraphs shall survive the expiration or termination of this Agreement for any reason Articles 11, 12, 18, 21, 22, 24, 25 and 26, paragraphs 17.1 and 17.7, and all appendices and definitions of defined terms referred to and contained in such Articles and paragraphs.

21.5	Upon OEM’s termination of this Agreement according to paragraph 20.3, the OEM shall furnish the Company with a list of sub-distributors that the OEM may have appointed under this Agreement. Such list shall include the name and contact details of the sub-distributor.

22.	Force majeure

22.1	Neither party shall be liable to the other in any way whatsoever for any failure or delay in performance of any of the obligations under this Agreement arising out of any event or circumstance beyond the reasonable control of such party (including, without limitation, war, rebellion, civil commotion, strikes, lock-outs or industrial disputes; fire, explosion, earthquake, or acts of God).

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

23.	Entire Agreement

23.1	This Agreement and Appendices hereto set forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations or understandings between the parties.

24.	Notices

24.1	All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and delivered to each party as follows: (i) if to Cholestech:

Cholestech Corporation
3347 Investment Boulevard
Hayward, California 94545
Attn: Chief Executive Officer
Tel: (510) 732-7200

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attn: Robert P. Latta, Esq.
Tel: (650) 493-9300
or at such other address as Cholestech shall have furnished the Company in writing, or (ii) if to the Company:

Boule Diagnostics International AB
Västberga Allé 32, Box 42056
SE-126 13 Stockholm Sweden
Attn: President
Tel: +46 8 744 77 00

with a copy to:

Gozzo Advokater HB
Nybrogatan 11,
SE-114 39 Stockholm, Sweden
Attn: Ragnar Lundgren
Tel: +46 8 662 35 00

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

or at such other address as the Company shall have furnished to Cholestech in writing. All such notices and communications shall be effective when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service and confirmed with an email on the same day that such notice or communication has been deposited.
25.	Governing Law

25.1	The validity, construction and enforceability of this Agreement shall be governed by Swedish law (excluding the conflict of laws provisions thereof and the United Nations Convention on Contracts for the International Sale of Goods, neither of which shall have an application to this Agreement).

26.	Disputes

26.1	Any dispute, controversy or claim arising out of or in connection with this Agreement (including the Appendices hereto) or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The Arbitral Tribunal shall be composed of three arbitrators. The losing party shall pay the arbitration costs.

26.2	The place of arbitration shall be Stockholm.

26.3	The language to be used in the arbitration shall be English.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

This Agreement has been executed in two identical copies, one for each party.

Date:	Date:

The OEM	The Company

CHOLESTECH CORPORATION	BOULE DIAGNOSTICS INTERNATIONAL AB

/s/ Warren E. Pinckert II	/s/ Ernst Westman

By:	By:
Warren E. Pinckert II	Ernst Westman
President	President

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

APPENDIX 1: List of Products and Transfer Prices
This Appendix forms an integrated part of the OEM Agreement between BOULE DIAGNOSTICS INTERNATIONAL AB and CHOLESTECH CORPORATION.
Initial Products covered by the OEM Agreement:
[***] System Instrument (Initial Transfer Price = [***].
[***] System Cassette (Initial Transfer Price = [***] (USD))
Controls and Calibrators applicable to the [***] System.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

APPENDIX 2: Specifications
[***]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

APPENDIX 3: Acceptance Tests
This Appendix forms an integrated part of the OEM Agreement between BOULE DIAGNOSTICS INTERNATIONAL AB and CHOLESTECH CORPORATION.
Acceptance Tests for [***] System [To be determined]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

APPENDIX 4: Service training
This Appendix forms an integrated part of the OEM Agreement between BOULE DIAGNOSTICS INTERNATIONAL AB and CHOLESTECH CORPORATION.
[This Appendix should specify at what times the Company shall provide training and service, etc. according to Article 5 in the Agreement. — To be determined]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Appendix 5 Commercial Conditions
This Appendix forms an integrated part of the OEM Agreement between BOULE DIAGNOSTICS INTERNATIONAL AB and CHOLESTECH CORPORATION.
OEM Ordering Terms
•	OEM shall on the first business day of each calendar quarter beginning with the first calendar quarter after receipt of the 510K clearance from the FDA, supply the Company with a rolling twelve (12) month sales forecast for the Products together with firm orders for the first two months of the quarter.

•	Additional orders can be placed by the OEM at any time during a quarter.

•	During the first four (4) quarters following the date of the grant of the CLIA Waiver, the Company may refuse acceptance of orders from OEM exceeding 1) two hundred (200) percent of the firm orders of OEM during the previous calendar quarter after grant of CLIA Waiver, or 2) a quarter of the Minimum Quantity for the present Minimum Quota Year multiplied by three (3). Thereafter, the Company may refuse acceptance of orders from OEM exceeding 1) one hundred and twenty-five (125) percent of the firm orders of OEM during the previous calendar quarter, or 2) a quarter of the Minimum Quantity for the present Minimum Quota Year multiplied by three (3). During the quarter in which the CLIA Waiver is granted, the orders for that quarter will be set at a level of [***] instruments and [***] Cassettes multiplied by the number of days remaining in the calendar quarter divided by 90.

•	Unit orders for instruments and Cassettes must be divisible by two to accomodate the invoicing terms.

•	Orders submitted and not rejected in writing within 10 days of receipt by the Company shall be considered to be accepted orders.

•	Cholestech shall have an initial credit limit of SEK [***] which will be reset periodically based upon discussions between the parties.
Shipment Terms:
•	All orders accepted by the Company will be shipped within 30 days of receipt (the ”Shipment Period”).

•	In the event OEM has not received shipment of an accepted order with the Shipment Period, it shall give notice to the Company, the Company shall have 120 days following receipt of Notice from OEM (the ”Remedy Period”) to remedy an order not shipped

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

during such Shipment Period. In the event that during the Remedy Period the Company does not remedy to the OEM’s reasonable satisfaction its failure to ship such order during the Shipment Period, such failure to ship will be deemed to be a ”Material Supply Disruption” under paragraph 1.11(d) of the Agreement.
•	If requested by the OEM, the Company will use its reasonable efforts to select an economical way of transporting the Products or follow the instructions of OEM to use any preferred transportation instruction, but transportation costs are the responsibility of the OEM.
Invoicing Terms:
•	Company will invoice OEM for each order upon shipment of Product from Company’s facility.

•	All invoices will be billed 50% in Swedish kronor and 50% in US dollars based on the fixed exchange rate determined in accordance with paragraph 10.1 of the Agreement and shall include any transportation costs incurred by the Company on behalf of the OEM, provided the OEM has requested that the Company arrange transportation for the shipment on its behalf and has paid for such transportation.
Payment Terms:
•	OEM shall pay all invoices within 30 days of invoice date.

•	The Company will offer the OEM a discount of ___% on payments made within ___ days of invoice date.

•	Any payments not made within 30 days of the invoice date shall incur a late fee of 1% per month until paid.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Appendix 6 Authorization Letters
This Appendix forms an integrated part of the OEM Agreement between BOULE DIAGNOSTICS INTERNATIONAL AB and CHOLESTECH CORPORATION
LETTER AGREEMENT
[November 14, 2005]

Attn:

Re: Product Purchases by Cholestech Corporation
Ladies and Gentlemen:
As you know,                      (“Manufacturer”) and Boule Diagnostics International AB (“Company”) are currently parties to an agreement or arrangement pursuant to which Manufacturer manufactures or has been fully qualified to manufacture for Company certain hematology products of Company, including without limitation, the [***] System (such products, and all improvements, modifications and versions of such product, the “Products”). Company has also entered into an agreement with Cholestech Corporation (“OEM”), for Cholestech’s purchase and Company’s supply of Products so made for Company by Manufacturer.
To ensure a continued supply of Product, Company’s OEM agreement with OEM provides OEM the right to purchase Products directly from Manufacturer under certain circumstances, and Manufacturer is willing directly sell Products to OEM.
By this letter, the Company and Manufacturer therefore agree as follows:
1. Upon receipt of an authorization letter executed by Company (such as in the form of Attachment 1 to this letter agreement), Manufacturer shall supply Products and provide warranty repair and service with respect to the Products directly to OEM, under the standard commercial terms and pricing that Manufacturer has made available to Company.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

2. Manufacturer will not discriminate against OEM or favor any other customers with respect to the acceptance and fulfillment of orders, or the allocation of supply, of materials and manufacturing capacity.
3. In entering into an OEM agreement with Company, OEM is relying on the commitments of Manufacturer under this letter. Accordingly, OEM shall be considered a third-party beneficiary of this letter.
4. This letter represents the entire agreement between Company and Manufacturer with regard to the subject matter hereof.
5. The validity, construction and enforceability of this Agreement shall be governed by the same law as in the existing Agreement between the Manufacturer and Boule Diagnostics International AB.
6. Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or invalidity thereof shall be finally settled under the terms agreed in the existing Agreement between the Manufacturer and Boule Diagnostics International AB for these matters.
7. The parties may execute this Agreement in one or more counterparts, each of which is an original, but all of which constitute but one and the same instrument.

Acknowledged and Agreed:

BOULE DIAGNOSTICS	[MANUFACTURER]
INTERNATIONAL AB

By:	By:

NAME (PRINT OR TYPE)	NAME (PRINT OR TYPE)

TITLE	TITLE
cc:	Chief Executive Officer, Cholestech Corporation Robert P. Latta, Esq., Wilson Sonsini Goodrich & Rosati

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

ATTACHMENT 1 TO LETTER AGREEMENT

Attn:

Re: Product Purchases by Cholestech Corporation
Ladies and Gentlemen:
As you know,                      (“Manufacturer”) and Boule Diagnostics International AB (“Company”) are or have been parties to an agreement or arrangement pursuant to which Manufacturer manufactures, has manufactured or has been fully qualified to manufacture certain hematology products of Company, including without limitation, the [***] System (such products, and all improvements, modifications and versions of such product, the “Products”). Manufacturer and Company have also entered into a letter agreement dated November 8, 2005 (the “Letter Agreement”), pursuant to which Manufacturer has agreed, upon receipt of written authorization, to supply Products and provide warranty repair and service with respect to the Products directly to Cholestech Corporation (“OEM”).
By this notice, Company exercises its right to have Manufacturer supply Products and provide warranty repair and service with respect to the Products directly to OEM, as set forth in the Letter Agreement.
Company, on behalf of itself and its affiliates, successors and assigns, hereby grants to Manufacturer a non-exclusive, irrevocable, royalty-free, worldwide license to manufacture and/or perform all or any part of the manufacturing and testing of Products for, and to sell Products and provide warranty repair and service with respect to the Products directly to, Cholestech, for the duration of Colestech’s right to distribute the Products under the Company’s OEM Agreement with Cholestech. Without limiting the foregoing, this license includes the right for Manufacturer to use all designs, specifications and other information and materials that have been provided by Company or otherwise used by Manufacturer to manufacture the Products.
Sincerely,
BOULE DIAGNOSTICS INTERNATIONAL AB

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

APPENDIX 7: Company RMA Procedures
This Appendix forms an integrated part of the OEM Agreement between BOULE DIAGNOSTICS INTERNATIONAL AB and CHOLESTECH CORPORATION.
[Cholestech to provide proposal regarding testing procedure]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

APPENDIX 8: Customer Technical Support Obligations
This Appendix forms an integrated part of the OEM Agreement between BOULE DIAGNOSTICS INTERNATIONAL AB and CHOLESTECH CORPORATION.
[To be determined]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

APPENDIX 9: List of countries specified pursuant to paragraph 9.5
This Appendix forms an integrated part of the OEM Agreement between BOULE DIAGNOSTICS INTERNATIONAL AB and CHOLESTECH CORPORATION.
[To be determined after the start of marketing and distribution of the Products within the Territory]

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.